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Laura Crowley                                      Christina Carrabino (General)
General Magic, Inc.                                Mike Bishop (Investor)
1 + 408 774 4457                                   Scott Marx (Financial Media)
ir@generalmagic.com                                Financial Relations Board
                                                   1 + 415 986 1591


            GENERAL MAGIC MOVES AHEAD WITH ONSTAR STRATEGIC AGREEMENT

     SUNNYVALE, Calif. (December 14, 1999)... General Magic (Nasdaq: GMGC) today announced that it and OnStar, a division of General Motors, satisfied all conditions to closing of their strategic agreement, and closed the deal on Thursday, December 9, 1999.

     As the two companies announced on November 10th, OnStar has selected General Magic's magicTalk as the voice user interface for the OnStar Virtual Advisor. This will provide consumers with hands-free, voice-activated access to Web-based information services in vehicles.

     OnStar has paid General Magic an up-front and non-refundable $5 million technology and licensing fee which will be recognized in the fourth quarter, 1999. Under the terms of the agreement General Magic will also provide engineering, network hosting and consulting services.

     OnStar has also invested $15 million in General Magic in exchange for voting, non-redeemable shares of Series G Convertible Preferred Stock, plus a warrant to purchase up to an additional $5 million worth of Series G Preferred Stock. The conversion price of the Series G Preferred Stock is $1.684 per share, which was consistent with the price of General Magic's common stock at the time OnStar and General Magic entered into a letter of intent.

     OnStar will elect a member to the General Magic Board of Directors.


                                     -more-

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                                                                General Magic/-2

ABOUT GENERAL MAGIC

     General Magic offers voice-enabled services and technology that make communication and access to information easy and convenient. The company's innovative, patent-pending magicTalk voice interface lets people interact with information using their own words, as if they were talking to another person. For more information about General Magic, visit the company's Web site at http://www.generalmagic.com. Investors with questions may call Shareholder Communications at 1+877 245 6973.

                                      # # #

General Magic notes that this press release contains forward-looking statements. There are risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, the adequacy of the Company's financial resources to execute its business plan; the Company's ability to attract advertisers and sponsors and its ability to generate revenues from advertising sales; the Company's ability to attract, retain and motivate key technical, marketing and management personnel; the capability of the Network Operations Center to handle increases in demand; market acceptance of the Company's services and technologies; the challenges inherent in the development and delivery of complex technologies; the ability of the Company's third-party technology partners to timely develop, license or support technology necessary for the Company's services; and the Company's ability to respond to competitive developments. These and other risk factors are detailed in General Magic's Registration Statement on Form S-3, filed on October 29, 1999.

General Magic and magicTalk are trademarks of General Magic, Inc., and may be registered in certain jurisdictions.